Exhibit 5.1

Faegre Drinker Biddle & Reath LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402 +1 612 766 7000 main +1 612 766 1600 fax

August 30, 2022

Board of Directors

Proto Labs, Inc.

5540 Pioneer Creek Drive

Maple Plain, MN 55359

Ladies and Gentlemen:

We have acted as counsel to Proto Labs, Inc., a Minnesota corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Post-Effective Amendment No. 1 (the “Amendment”) to each of the Company’s: Registration Statement on Form S-8 filed with the Commission on February 23, 2012 (Registration No. 333-179651) (the “2012 Registration Statement”), Registration Statement on Form S-8 filed with the Commission on March 3, 2014 (Registration No. 333-194272) (the “2014 Registration Statement”), and Registration Statement on Form S-8 filed with the Commission on March 4, 2015 (Registration No. 333-202486) (the “2015 Registration Statement,” and, together with the 2012 Registration Statement and the 2014 Registration Statement, the “Registration Statements”) under the Securities Act of 1933, as amended (the “Act”).

The 2012 Registration Statement registered 4,112,066 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), reserved for issuance pursuant to the Proto Labs, Inc. 2012 Long-Term Incentive Plan (the “2012 Plan”). The 2014 Registration Statement registered an additional 1,510,492 shares of the Company’s Common Stock reserved for issuance pursuant to the 2012 Plan and the 2015 Registration Statement registered an additional 775,143 shares of the Company’s Common Stock reserved for issuance pursuant to the 2012 Plan.

The Amendment reflects that, pursuant to the terms of the Proto Labs, Inc. 2022 Long-Term Incentive Plan (the “2022 Plan”), which was approved by the Company’s shareholders on August 29, 2022 (the “Effective Date”), the number of shares of the Company’s Common Stock for which awards may be granted under the 2022 Plan includes up to 494,485 shares of the Company’s Common Stock subject to awards granted under the 2012 Plan that are outstanding on the Effective Date that subsequently are cancelled, expire or are forfeited or are settled for cash (the “Carryover Shares”).

For purposes of this opinion letter, we have examined the 2012 Plan, the 2022 Plan, the Registration Statements, the Amendment, the amended and restated articles of incorporation of the Company, as currently in effect, the amended and restated by-laws of the Company, as currently in effect, and the resolutions of the Company’s board of directors authorizing the issuance of the Carryover Shares. We have also examined a certificate of the Secretary of the Company dated the date hereof (the “Certificate”) and originals, or copies certified or otherwise authenticated to our satisfaction, of such corporate records and other records, agreements, instruments, certificates of public officials and documents as we have deemed necessary as a basis for the opinions hereinafter expressed and have reviewed such matters of law as we have deemed relevant hereto. As to facts material to this opinion letter, we have relied upon certificates, statements or representations of public officials, of officers and representatives of the Company (including the Certificate) and of others, without any independent verification thereof.

In our examination, we have assumed: (i) the legal capacity of all natural persons; (ii) the genuineness of all signatures, including electronic signatures; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies; (v) the authenticity of the originals of such latter documents; (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the agreements, documents, instruments, certificates and records we have reviewed; and (vii) the absence of any undisclosed modifications to the agreements and instruments reviewed by us.

Based upon and subject to the foregoing and the other qualifications, assumptions and limitations set forth herein, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Carryover Shares to be issued in accordance with the 2022 Plan and that, when (a) the Amendment shall have become effective, (b) the Carryover Shares have been issued and sold as contemplated in the Amendment and related prospectus and in accordance with the 2022 Plan and any applicable award agreement, and (c) where applicable, the consideration for the Carryover Shares specified in the 2022 Plan and any applicable award agreement has been received by the Company, the Carryover Shares will be legally and validly issued, fully paid and nonassessable.

We are admitted to the practice of law in the State of Minnesota and the foregoing opinions are limited to the laws of that state.

This opinion letter speaks only as of the date the Amendment becomes effective under the Act, and we assume no obligation to revise or supplement this opinion letter thereafter. This opinion letter is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Amendment. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

FAEGRE DRINKER BIDDLE & REATH LLP

By:	/s/ W. Morgan Burns
W. Morgan Burns
Partner